Exhibit 99.1

MAIA Biotechnology Reports Third Quarter 2022 Financial Results and Provides Corporate Update

•	Conducted an oral presentation covering the novel THIO platform at the XIV International Round Table on Nucleosides, Nucleotides, and Nucleic Acids
•	Presented the design of its ongoing Phase 2 THIO-101 trial at ESMO 2022
•	Presented results of a study of THIO in hepatocellular carcinoma in vitro and in vivo models at the Triple Meeting (EORTC-NCI-AACR) Symposium on Molecular Targets and Cancer Therapeutics
•	Added MAIA to the Longevity Stock Index aimed at quantifying and bringing attention to the rapidly growing human aging market

CHICAGO – (BUSINESS WIRE) – November 9, 2022 -- MAIA Biotechnology, Inc., (NYSE American: MAIA) (“MAIA”, the “Company”), a clinical-stage biopharmaceutical company developing targeted immunotherapies for cancer, today reported financial results for the third quarter ended September 30, 2022, and provided a corporate update.

“The clinical development of THIO continues to be our primary focus. As we move into the final quarter of the year, we plan to share our safety data from the THIO-101 trial,” said Vlad Vitoc, M.D., MAIA’s Chairman and Chief Executive Officer. “We remain focused on advancing our strong clinical pipeline which includes, but is not limited to, completing the IND filing for THIO 101 and disclosing preliminary efficacy data in 2023.”

Corporate Highlights

Oral Presentation of Novel THIO Platform: Conducted an oral presentation covering the novel THIO platform at the XIV International Round Table on Nucleosides, Nucleotides, and Nucleic Acids, which took place in Stockholm, Sweden on August 28 – 31, 2022.

Trial Design Presented at ESMO 2022: Presented the design of its ongoing THIO-101 trial, a multicenter, open-label, dose-finding Phase 2 trial evaluating THIO sequenced with cemiplimab in patients with advanced Non-Small Cell Lung Cancer, at the European Society for Medical Oncology (ESMO) Congress 2022, held from September 9th to 13th in Paris, France.

Data Presented at the Triple Meeting Symposium: Presented the results of a study of the anticancer agent 6-thio-dG (THIO) in hepatocellular carcinoma (HCC) in vitro and in vivo models at the Triple Meeting (EORTC-NCI-AACR) Symposium on Molecular Targets and Cancer Therapeutics. The symposium took place on October 26-28, 2022, in Barcelona, Spain.

Longevity Stock Index Listing: MAIA has been added in the Longevity Stock Index, which was created to quantify and clarify the longevity industry. This index is the first of its kind within longevity, which is aimed at quantifying and bringing attention to the rapidly growing human aging market.

Third Quarter 2022 Financial Results

Cash Position: The Company had cash totaling approximately $14.1 million as of September 30, 2022, compared to $10.6 million in cash as of December 31, 2021. Current cash, which included the proceeds from the initial public offering completed in July 2022, is anticipated to be sufficient to fund operations for the next 12 months.

Research and Development (R&D) Expenses: R&D expenses were approximately $2.3 million for the quarter ended September 30, 2022, compared to approximately $1.1 million for the same quarter of 2021.

The increase for the quarter was primarily due to the increase in clinical expenses related to clinical preparation and the startup of the THIO trials of approximately $0.7 million, an increase in payroll and bonus expenses of approximately $0.6 million, and an increase of approximately $0.1 in professional fees offset by a decrease in stock-based compensation of approximately $0.1 million. R&D expenses included approximately $0.2 million and $0.3 million of non-cash stock compensation expense in the third quarter 2022 and 2021, respectively.

General and Administrative (G&A) Expenses: G&A expenses were approximately $1.7 million for the quarter ended September 30, 2022, compared to approximately $1.2 million for the same quarter of 2021. The increase for the quarter was primarily due to approximate increases in payroll and bonus expenses of $0.2 million, an increase of approximately $0.5 million of other expenses related to the costs of operating as a public company, offset by decreases in stock-based compensation of approximately $0.1 million and professional fees of approximately $0.1. G&A expenses included approximately $0.3 million and $0.5 million of non-cash stock compensation expense in the quarters ended September 30, 2022, and 2021, respectively.

Other Income (Expense): Other income was approximately $0.1 million for the quarter ended September 30, 2022, and other expense for the quarter ended September 30, 2021 was approximately $3.0 million. Other income in the quarter ended September 30, 2022, consisted primarily of approximately $0.1 million in Australian research and development incentives. Other expense for the quarter ended September 30, 2021, primarily consisted of interest expense of approximately $0.5 million, expense for the change in the fair values of the warrant liability of approximately $0.1 million, expense for the change in the fair value of the bifurcated embedded features of approximately $0.1 million, and the loss on extinguishment of convertible notes of approximately $2.3 million.

Net Income (Loss): Net loss was approximately $3.9 million for the quarter ended September 30, 2022, as compared to net loss of approximately $5.2 million for the same quarter of 2021.

About THIO

THIO (6-thio-dG or 6-thio-2’-deoxyguanosine) is a telomere-targeting agent currently in clinical development to evaluate its activity in non-small cell lung cancer (NSCLC). Telomeres, along with the enzyme telomerase, play a fundamental role in the survival of cancer cells and their resistance to current therapies. THIO is being developed as a second or later line of treatment for NSCLC for patients that have progressed beyond the standard-of-care regimen of existing checkpoint inhibitors.

About MAIA Biotechnology, Inc.

MAIA is a targeted therapy, immuno-oncology company focused on the development and commercialization of potential first-in-class drugs with novel mechanisms of action that are intended to meaningfully improve and extend the lives of people with cancer. Our lead program is THIO, a potential first-in-class cancer telomere targeting agent in clinical development for the treatment of NSCLC patients with telomerase-positive cancer cells. For more information, please visit www.maiabiotech.com.

Forward Looking Statements

MAIA cautions that all statements, other than statements of historical facts, contained in this press release, are forward-looking statements. Forward-looking statements are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels or activity, performance or achievements to be materially different from those anticipated by such statements. The use of words such as “may,” “might,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “intend,” “future,” “potential,” or “continue,” and other similar expressions are intended to identify forward looking statements. However, the absence of these words does not mean that statements are not forward-looking. For example, all statements we make regarding (i) the initiation, timing, cost, progress and results of our preclinical and clinical studies and our research and development programs, (ii) our ability to advance product candidates into, and successfully complete, clinical studies, (iii) the timing or likelihood of regulatory filings and approvals, (iv) our ability to develop, manufacture and commercialize our product candidates and to improve the manufacturing process, (v) the rate and degree of market acceptance of our product candidates, (vi) the size and growth potential of the markets for our product candidates and our ability to serve those markets, and (vii) our expectations regarding our ability to obtain and maintain intellectual property protection for our product candidates, are forward looking. All forward-looking statements are based on current estimates, assumptions and expectations by our management that, although we believe to be reasonable, are inherently uncertain. Any forward-looking statement expressing an expectation or belief as to future events is expressed in good faith and believed to be reasonable at the time such forward-looking statement is made. However, these statements are not guarantees of future events and are subject to risks and uncertainties and other factors beyond our control that may cause actual results to differ materially from those expressed in any forward-looking statement. Any forward-looking statement speaks only as of the date on which it was made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. In this release, unless the context requires otherwise, “MAIA,” “Company,” “we,” “our,” and “us” refers to MAIA Biotechnology, Inc. and its subsidiaries.

Contacts:

MAIA Biotechnology

Joseph McGuire

Chief Financial Officer

jmcguire@maiabiotech.com

904-228-2603

ICR Westwicke

Stephanie Carrington

Stephanie.Carrington@westwicke.com

646-277-1282